Exhibit 99.1

ANNE SWEENEY AND BRAD SMITH JOINING NETFLIX BOARD OF DIRECTORS

Los Gatos, Calif., March 30, 2015 - Netflix, Inc. (Nasdaq: NFLX) today added Anne Sweeney1, recently Co-chair Disney Media Networks and President Disney-ABC Television at the Walt Disney Co., and Brad Smith2, Executive Vice President and General Counsel, Legal and Corporate Affairs at Microsoft Corp., to its board3, bringing the total number of directors to nine and expanding the breadth of its global and entertainment experience.
“We look forward to benefitting from Brad and Anne’s perspective as we continue to build our global Internet TV network,” said Reed Hastings, Netflix co-founder and chief executive.
Ms. Sweeney’s entertainment experience spans more than three decades including senior roles at the Walt Disney Co., 21st Century Fox and Viacom. Until she stepped down in January, she oversaw Disney’s cable, broadcast and satellite properties around the world since 2004. Previously, she helped establish and served as Chairman and CEO of the FX Networks, part of the Fox Entertainment Group of 21st Century Fox. Earlier in her career, she spent more than 12 years at Viacom’s Nickelodeon network. Ms. Sweeney holds a BA from The College of New Rochelle and an Ed. M. from Harvard University.
Mr. Smith, who has served as Microsofts general counsel since 2002, has amassed broad global technology and public policy experience since joining the company in 1993. He spent three years leading the company’s legal and corporate affairs team in Europe and five years as deputy general counsel responsible for such teams outside the U.S. His area of expertise includes competition law, intellectual property, government surveillance and privacy. Mr. Smith holds a BA in international relations and economics from Princeton University and a JD from Columbia University School of Law. He also studied international law and economics at the Graduate Institute of International Studies in Geneva.
About Netflix, Inc.
Netflix is the world’s leading Internet television network with over 57 million members in over 50 countries enjoying more than two billion hours of TV shows and movies per month, including original series, documentaries and feature films. Members can watch as much as they want, anytime, anywhere, on nearly any Internet-connected screen. Members can play, pause and resume watching, all without commercials or commitments.

_______________________________
1https://www.dropbox.com/s/3hkworhfgdhu3xr/Anne%20Bio%20.pdf?dl=0
2http://news.microsoft.com/exec/brad-smith/
3http://ir.netflix.com/management.cfm#directors